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                             AGREEMENT AND PLAN OF MERGER


                                     BY AND AMONG


                            PREMIERE RADIO NETWORKS, INC.,


                          AFTER MIDNITE ENTERTAINMENT, INC.

                                       AND THE

                  SHAREHOLDERS OF AFTER MIDNITE ENTERTAINMENT, INC.


                                AS OF JANUARY 1, 1997


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

                             AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger (this "Agreement") dated as of January 1, 1997 is by and among Premiere Radio Networks, Inc., a Delaware corporation ("Premiere"), After MidNite Entertainment, Inc., a California corporation (the "Company"), and the shareholders of the Company listed on the signature pages hereto (the "Shareholders").

                                   R E C I T A L S

    WHEREAS, the Shareholders own all the outstanding capital stock of the Company;

    WHEREAS, Premiere desires to cause a merger of the Company with a wholly owned subsidiary to be formed by Premiere under the laws of the State of Delaware ("Merger Sub");

    WHEREAS, In such merger, the Shareholders will receive cash and Class A Common Stock of Premiere ("Premiere Class A Stock") in accordance with the terms hereof;

                                  A G R E E M E N T

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                                      ARTICLE I.
                                      THE MERGER

    A. FILING THE CERTIFICATE OF MERGER. An Agreement of Merger by and among Merger Sub and the Company, meeting the requirements of the laws of the State of Delaware shall be executed and delivered to the Secretary of State of Delaware for filing in accordance with the General Corporation Law of the State of Delaware (the "GCL") on the date of the Closing (as defined herein). The merger of the Company into Merger Sub (the "Merger") shall be given effect upon the filing of the Agreement of Merger, and any other documents necessary to effect the Merger in accordance with the GCL.

    B.   THE MERGER.  At the Effective Time:

         1. The Company shall be merged with and into Merger Sub, and the separate existence of Company shall cease. Merger Sub shall be the surviving corporation (the "Surviving Corporation").

         2. By virtue of the Merger, each issued and outstanding share of common stock of the Company (the "Company Stock") shall be converted into the right to receive any of cash, promissory notes of Premiere, or shares of Premiere Class A Stock, in each case in such amounts as are indicated on
Schedule 1.2(b) (such cash, notes and Premiere Class A Stock, the "Merger Consideration"). The parties hereto agree that all cash included in the Merger Consideration shall be paid by wire transfer to an account designated to Premiere as the "Shareholders Account" in writing by Eric Weiss on or before the Closing Date (the "Shareholders Account"), and that all obligations of Merger Sub and Premiere to pay such cash portion of the Merger Consideration, and all other amounts of cash to be paid to any Shareholder hereunder, shall be completely satisfied upon transfer of such amounts to the Shareholders Account.

         3. By virtue of the Merger, each issued and outstanding share of common stock of Merger Sub shall be converted into one share of common stock of the Surviving Corporation.

    C.   CHARTER DOCUMENTS; DIRECTORS AND OFFICERS AFTER THE MERGER.

         1. At the Effective Time, the articles of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Corporation until duly altered, amended or repealed thereafter; provided that the name of the Surviving Corporation shall be "After MidNite Entertainment, Inc."

         2. From and after the Effective Time, the members of the Board of Directors of the Surviving Corporation shall consist of the members of the Board of Directors of Merger Sub immediately prior to the Effective Time, each of such individuals to serve until such individual's successor is elected and qualified, or until such individual's earlier death, resignation or removal.

         3. From and after the Effective Time, each officer of Merger Sub immediately prior to the Effective Time shall be an initial officer of the Surviving Corporation in the same capacity, until such officer's successor is duly elected and qualified or until such officer's earlier death, resignation or removal.

    D. EXCHANGE OF CERTIFICATES. At the Closing (as defined herein) each Shareholder shall present his Company Stock to Premiere and Premiere shall deliver the Merger Consideration to each Shareholder. Following the Effective Time each share of Company Stock shall represent solely the right to receive the Merger Consideration as provided herein, and shall have no other rights.

    E.   CLOSING.

         The closing of the transactions contemplated herein (the "Closing") shall take place at 9:00 a.m., local time on January 7, 1997, or such other date as to which the parties shall agree (the "Closing Date"), at the offices of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, 2121 Avenue of the Stars, 18th Floor, Los Angeles, California 90067 or at such other place and on such other date as the parties shall agree.

                                     ARTICLE II.
                REPRESENTATIONS, WARRANTIES AND COVENANTS OF PREMIERE

Premiere represents, warrants and covenants to the Company and the Shareholders as follows:

    A. ORGANIZATION AND STANDING. Premiere is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite authority to own its property and assets and to conduct its business as presently conducted.

    B. AUTHORIZATION AND BINDING OBLIGATION. Premiere has all necessary power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and Premiere's execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by Premiere and constitutes its valid and binding obligation, enforceable in accordance with its terms, except as limited by laws affecting creditors' rights or equitable principles generally.

    C. ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. The execution, delivery and performance of this Agreement by Premiere: (a) do not require the consent of any third party; (b) will not violate any provision of Premiere's certificate of incorporation or by-laws; (c) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Premiere is a party or is bound; and (d) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a material default under or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which Premiere is now subject.

    D. LITIGATION. There is no claim, litigation, proceeding or investigation pending or, to the best of Premiere's knowledge, threatened against Premiere which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken in connection with this Agreement.

    E. PREMIERE CLASS A STOCK; FULLY PAID, ETC. The shares of Premiere Class A Stock to be issued in the Merger will, upon issuance, be duly authorized, validly issued, fully-paid and non-assessable, free of any pre-emptive rights, free of any restrictions, except for restrictions on transfer under applicable securities laws and will have been issued in compliance with applicable securities laws.

    F. DISCLOSURE. The Company has heretofore delivered to the Shareholders its (i) Annual Report and any amendments thereto on Form 10-K for the three most recent fiscal years as filed with the Commission, (ii) Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) since December 31, 1995, and (iv) all other reports or registration statements filed by the Company with the Commission since December 31, 1995, 1995 (the "SEC Documents"). As of their respective dates, the SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) complied as to form in all material respects with the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Premiere has no actual knowledge that any representation or warranty of the Company or any Shareholder hereunder contains any untrue statement of material fact or omits any statement of material fact necessary to make any statement contained herein or therein not misleading, it being expressly understood that Premiere shall not be charged with any such actual knowledge on account of any due diligence investigation it may have conducted with respect to the transactions contemplated hereby.


                                     ARTICLE III.
                    REPRESENTATION AND WARRANTIES AND COVENANTS OF
                           THE COMPANY AND THE SHAREHOLDERS

The Company and the Shareholders, jointly and severally, represent, warrant and covenant to Premiere as follows:

    A. ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary corporate power and authority to own, lease and operate the assets which it owns or leases and to carry on its business as now being conducted and as proposed to be conducted. The Company is duly qualified to do business and is in good standing in any state in which the ownership of its assets or the nature of its business requires it to be so qualified, except where the failure to be qualified and/or in good standing would not have a material adverse effect on its business.

    B.   CAPITALIZATION; OWNERSHIP OF COMPANY STOCK.

         1. The authorized capital of the Company consists of ten thousand (10,000) shares of Company Stock, of which ten thousand (10,000) shares are issued and outstanding. There are no outstanding options, warrants or other agreements providing for the issuance of Company Stock. None of the shares of Company Stock has been issued in violation of any applicable securities laws or in violation of any rights, pre-emptive or otherwise, of any present or past shareholder of the Company. The Company does not have any subsidiaries.

         2. Each Shareholder is the sole record and beneficial owner of the number of shares of Company Stock set forth opposite his name on SCHEDULE 3.2 hereto and has, good and marketable title to such Company Stock, free and clear of all liens, pledges, encumbrances, options, purchase rights or otherwise.

    C.   AUTHORIZATION AND BINDING OBLIGATION.  The Company and the
Shareholders each has all necessary power and authority to enter into and perform its or his obligations under this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action. This Agreement has been duly executed and delivered by the Company and the Shareholders and constitutes its or his respective binding obligation, enforceable in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights or equitable principles generally.

    D. ABSENCE OF CONFLICTING AGREEMENT OR REQUIRED CONSENTS. The execution, delivery and performance of this Agreement by the Company and the Shareholders
(a) do not require the consent of any third party, except as otherwise detailed on one of the SCHEDULES hereto (which material consents shall be obtained prior to the Closing); (b) will not violate any provisions of the Company's articles of incorporation or by-laws; (c) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which the Company or the Shareholders are a party or by which the Company, its assets or the Shareholders are bound; (d) except as otherwise disclosed on Schedule 3.4 hereof, will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a material default under or accelerate or permit the acceleration of any performance required by the terms of any material agreement, instrument, license or permit to which the Company, its assets or the Shareholders are now subject; PROVIDED that the Company shall deliver waivers or consents of the appropriate counter-party to each such agreement, instrument, license or permit prior to the Closing and (e) will not result in the creation of any lien, charge or encumbrance on any of assets of the Company.

    E. INTELLECTUAL PROPERTY. The Company has good and marketable title in or otherwise has the right to use all material copyrights, trademarks, trade names, service marks, licenses, permits, jingles, privileges, and other similar intangible property rights and interests which are used in the present conduct of its business and operations ("Intellectual Property"). Attached hereto as
SCHEDULE 3.5(a) is a list of all such Intellectual Property rights.  Such schedule indicates which items are owned and which are used pursuant to licenses or other rights to use the Intellectual Property. Except as disclosed in
SCHEDULE 3.5(b), there are no pending, or to the Knowledge of the Company and the Shareholders, threatened proceedings or litigation affecting or relating to any Intellectual Property. Neither the Company nor any Shareholder has received notice alleging infringement of the rights of any third party to Intellectual Property or alleging the unlawful use of such property. As used in this Agreement, the term the "Knowledge of the Company and the Shareholders" shall mean (i) to the best knowledge of the Company after reasonable enquiry and investigation, and (ii) to the actual knowledge of any Shareholder. "The best knowledge of the Company" shall include, without limitation, knowledge of any Company officer (including any officer who is also a Shareholder) after reasonable enquiry and investigation to be conducted within the scope of his responsibilities as an officer.

    F.   PERSONNEL INFORMATION.

         1. SCHEDULE 3.6(a) contains a true and complete list of all persons employed by, and all consultants and outside talent engaged by or under contract with, the Company as of December 15, 1996 and a description of all compensation arrangements (including bonus arrangements) and employee benefit plans or arrangements applicable to such employees, consultants and talent. To the Knowledge of the Company and the Shareholders, no employee, consultant or talent identified on SCHEDULE 3.6(a) currently plans to terminate such person's employment, engagement or contract, whether by reason of the transactions contemplated by this Agreement or otherwise.

         2. Except as disclosed in SCHEDULE 3.6(b), to the Knowledge of the Company and the Shareholders, the Company has complied in all material respects with all laws relating to the employment of labor, including, without limitation, those laws relating to safety, health, wages, hours, unemployment insurance, workers' compensation, and equal employment opportunity.

         3. Other than as set forth on SCHEDULE 3.6(c), the Company is not a party to or bound by any employee pension benefit plan within the meaning of
Section 3(2)(a) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"),and covering or regarding the employees set forth on SCHEDULE 3.6(a) whether or not such plan is otherwise exempt from the provisions of ERISA, and no employee or spouse of an employee identified on SCHEDULE 3.6(a) is entitled to any benefits that would be payable pursuant to any employee pension benefit plan. Except as provided on SCHEDULE 3.6(c), the Company does not have any fixed or contingent liability or obligation to any person now or formerly employed by it, including, without limitation, pension or thrift plans, individual or supplemental pension or accrued compensation arrangements, contributions to hospitalization or other health or life insurance programs, incentive plans, bonus arrangements and vacation, sick leave, disability and termination arrangements or policies, including workers compensation policies. Premiere shall not assume or hereby become obligated to pay, and the Shareholders shall indemnify Premiere for, any debt, obligation or liability arising from the Company's employee benefit plans, or any other employment arrangement; provided that employees of the Company shall receive credit for years of service for purposes of vacation and participation in Premiere's health insurance plan and 401(k) plan; provided further, that Premiere shall not be obligated to deposit any additional funds into its 401(k) plan in order to provide employees of the Company with credit for years of service.

         4. Except as disclosed on SCHEDULE 3.6(d), the Company is not a party to, or negotiating, any collective bargaining agreement, nor are there to the Knowledge of the Company and the Shareholders, any union organizational or representation efforts underway.

         5. Each Shareholder hereby acknowledges and represents that such Shareholder is aware that Eric Weiss shall or may enter into consulting and employment contracts with the Company, Premiere or their affiliates, in form and substance acceptable to such persons in their sole and complete discretion (including, without limitation, the Consulting Agreement and Transaction Agreement, each between Premiere and Eric Weiss, in form agreed by such parties prior to the date hereof, with such variations therefrom as such parties may agree in their sole and complete discretion may have agreed (the "Consulting Agreement" and the "Transaction Agreement", respectively)), and hereby consents thereto.

    G. LITIGATION. The Company is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree pertaining to the operation of the Company, the ownership of its assets or the validity of this Agreement EXCEPT (i) as set forth on SCHEDULE 3.7 and (ii) for any such judgment, award, order, writ, injunction or decision issued in litigation arising out of a claim (if any) by MediaAmerica, Inc. ("MAI") to be the advertising sales representative for the Company in 1997 (the

"MediaAmerica Litigation"). Except as set forth on SCHEDULE 3.7 and except as issued in the MediaAmerica Litigation (if any), the Shareholders are not subject to any judgment, award, writ, injunction, arbitration decision or decree pertaining to the validity of this Agreement. Except as set forth on SCHEDULE
3.7 and except for the MediaAmerica Litigation (if any), there is no litigation, proceeding or investigation pending or, to the Knowledge of the Company and the Shareholders, threatened against any of them or relating to the Company or the Shareholders in any federal, state or local court, or before any administrative agency, referee, arbitrator or other tribunal authorized to resolve disputes, which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken in connection with this Agreement. For the avoidance of doubt, the parties hereto have agreed that there is no basis on which MediaAmerica Litigation may be sustained, but have provided therefor in this Section 3.7 and elsewhere in this Agreement solely as a precautionary measure.

    H. COMPLIANCE WITH LAWS. To the Knowledge of the Company and the Shareholders, the Company has operated and is operating in material compliance with all laws, regulations and governmental orders pertaining to the operation of the Company or the ownership of its assets, and the Company's present use of its assets and conduct of its business does not violate any law, regulation or order in any material respect. Neither the Company nor the Shareholders has received any notice asserting any noncompliance with any applicable statute, rule or regulation, in connection with the business or operations of the Company.

    I. BANKRUPTCY. No insolvency proceedings of any character, including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Company, the Shareholders or any assets of the Company, are pending or, to the Knowledge of the Company and the Shareholders, threatened, and neither the Company nor the Shareholders has made and presently does not intend to make any assignment for the benefit of creditors or file any petition in bankruptcy and has not taken and presently does not intend to take any action which would constitute the basis for the institution of such insolvency proceedings. To the Knowledge of the Company and the Shareholders, there is no fact or circumstance which would cause the Company, its assets or business or the Shareholders to become subject to the jurisdiction of any bankruptcy court or proceeding within 90 days of the Closing Date.

    J. OPERATION OF THE COMPANY. Since October 31, 1996 the Company has operated its business in the ordinary and normal course of business and in the manner that has been customary during the period since the Shareholders acquired the Company. Since October 31, 1996 the Company has used reasonable efforts to preserve the business and organization of the Company, and to keep available without entering into any binding agreement except as disclosed on SCHEDULE 3.10, the services of those employees, consultants and outside talent of the Company the loss of which could reasonably be expected to have a material adverse effect on the Company or its business, and to preserve the goodwill of the Company's customers and others having business relationships with the Company.

    K. ABSENCE OF UNDISCLOSED LIABILITIES. The unaudited cash basis balance sheets of the Company at October 31, 1996 and the related unaudited, cash basis income statements (including footnotes thereto) for the periods then ended present fairly in all material respects the cash basis financial

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position and results of operations of the Company as of such date.  The foregoing financial statements, all of which have been attached as Schedule 3.11(a) hereto, are sometimes referred to herein as the "Financials." The Company's accrued and contingent liabilities as of October 31, 1996 which are not reflected in the Financials are disclosed on Schedule 3.11(b), together with all reserves taken by the Company for any thereof. Except as and to the extent reflected or reserved against in the Financials, or disclosed in any Schedules hereto (including, without limitation, Schedules 3.11(a) and (b)), the Company had no liabilities or obligations which would be required to be disclosed in financial statements prepared in accordance with Generally Accepted Accounting Principles as of the date thereof (other than obligations of continued performance under the Material Agreements and other commitments and arrangements incident to the normal conduct of business which are terminable at will), known or unknown, secured or unsecured (whether accrued, absolute, contingent or otherwise), including, without limitation, tax liabilities due or to become due. Since October 31, 1996, except as and to the extent reflected or reserved against in the Financials or disclosed in any Schedule hereto (including, without limitation, Schedule 3.11), the Company has incurred no material liabilities or obligations other than (i) current liabilities incurred in the ordinary course of business which in the aggregate do not have a material adverse effect on the financial position or operations of the Company, or (ii) in connection with the transactions contemplated hereby.

    L. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since October 31, 1996, except as described in SCHEDULE 3.12 hereto, there has not occurred any event or condition which has a material adverse effect on the properties, assets, liabilities (whether absolute, contingent, accrued or otherwise), financial condition, results of operations, business, affairs of the Company concerning the Company and, without limiting the generality of the foregoing, the Company has not, except as disclosed on Schedule 3.12, 1. incurred any obligation or liability, secured or unsecured (whether accrued, absolute, contingent or otherwise), whether due or to become due, except current liabilities in the ordinary course of business; 2. mortgaged, pledged, or subjected to lien, charge, security interest or other encumbrance any of its assets; 3. sold, transferred, licensed or otherwise disposed of any of its assets other than in the ordinary course of business consistent with past practice; 4. increased the compensation payable or to become payable by it to any of its directors, officers, employees or agents whose total compensation for services rendered after any such increase is at an annual rate of more than $30,000, or made any bonus, percentage of compensation or other like benefit accruing to or for the credit of any such directors, officers, employees or agents of the Company; 5. terminated or received any notice of termination of any material contract, lease, trademark, patent, copyright or trade name protection or other agreement;
6. suffered any damage, destruction or loss (whether or not covered by insurance) adversely affecting its assets (other than normal wear and tear); 7. suffered any taking or seizure of all or any part of its assets by condemnation or eminent domain; 8. experienced any material adverse change in its relations with its dealers, distributors, customers, employees, agents or consultants; 9. acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any person, firm or corporation; 10. made any capital expenditures or capital additions exceeding $10,000 singularly or $50,000 in the aggregate;
11. instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body affecting its financial condition, its property or its business operations; 12. made any purchase commitment in excess of normal, ordinary and usual requirements, or made any material change in its selling, pricing, or personnel practices;

13. made any change in accounting principles or methods, or in the manner of keeping books, accounts and records of the Company; 14. declared, set aside or paid any dividends or distributions in respect of the Company Stock or otherwise paid any amounts to the Shareholders except for payment of salaries, benefits and other compensation and reimbursement of expenses consistent with past policies; (o) repurchased any capital stock of the Company; (p) waived or released any debts, claims, rights of value or suffered any extraordinary loss or written down the value of any assets or written off any receivables in excess of $5,000; (q) accelerated or deferred any items of income or expense; (r) suffered any material adverse change in its income business, financial condition, assets or results of operations or experienced any occurrence or event which has had a material adverse effect upon the revenues, business, financial condition or results of operations; (s) entered into any agreement or made any commitment to do any of the things described in the preceding subsections (a) through (r) of this Section 3.12.

    M. EQUIPMENT LEASES AND CONTRACTS. Except as disclosed on SCHEDULE 3.13 hereto, the Company is not a party to, nor are its assets bound by, any executory agreements (including dealer and distributor agreements), purchase orders (other than purchase commitments for supplies in the ordinary course of business), bailment agreements, equipment leases, commitments, contracts, employment agreements, warranties, guarantees, understandings or other agreements (a) which involve or may involve the annual payment of more than $2,500, (b) which are of a duration in excess of twelve (12) months from the date of execution thereof, (c) to which any stockholder, officer, director or employee of the Company is a party in any capacity, which is not being extinguished on or before the Closing Date, or (d) whose termination would result in a liability of $5,000 or more (said agreements, together with the Real Property Leases, being referred to herein collectively as the "Material Agreements"). Each Material Agreement is listed on SCHEDULE 3.13 . True and correct copies of each of the Material Agreements have been delivered to Premiere and each Material Agreement is in full force and effect, has an expiration date as set forth on SCHEDULE 3.13, has not been amended or modified except as set forth on SCHEDULE 3.13, and constitutes the entire agreement between the parties thereto with respect to the subject matter thereof. The Company is not, and to the Knowledge of the Company and the Shareholders, no third party to any Material Agreement is in material default thereunder, nor is the Company aware of any fact or circumstances with respect to any Material Agreement which upon notice or lapse of time could give rise to a material default thereunder.

    N.   REAL PROPERTY LEASES.  The real property leases listed on SCHEDULE
3.14 hereto (the "Real Property Leases") constitute all leases, whether written or oral, to which the Company or any of its affiliates is a party and which are necessary or required in connection with the Company's business (including any real property owned by one or more of the Shareholders or any affiliate of the Company); true and correct copies of each of the written Real Property Leases have been delivered to Premiere. The Company has valid and enforceable leasehold interests in such real property, free and clear of all liens and encumbrances. To the Knowledge of the Company and the Shareholders there exists no event of default or event, occurrence, condition or act (including the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material default under such lease, give rise to a right in the lessor to terminate the lease or render the lessee liable to incur any expenditure under such lease. In the event any such lease requires the lessee to exercise an option to renew in order to continue the term thereof, the Company has properly exercised such option to renew. To the Knowledge of the Company and the Shareholders each such real property and improvements thereon may lawfully be used in connection with the business of the Company and is in compliance with all applicable laws, rules, regulations and ordinances of all federal, state, municipal and other governmental authorities including, but not limited to, zoning, building, health, safety and environmental laws, and the Company has not received any notices of violations with respect thereto.

    O. MACHINERY AND EQUIPMENT. The machinery and equipment used in the Company's business is in adequate operating condition, subject to normal wear and tear, and in a state of repair sufficient for the conduct of normal operations. The Company's assets and properties (including leased property) are adequate to enable the Company to conduct its business as now being conducted. Except as described in Schedule 3.15, the Company is not aware of any major capital expenditure that will be required within one year from the date of this Agreement that is not consistent with past practices.

    P. LICENSES. The Company possesses all material patents, franchises, permits, licenses, music library rights, certificates and consents required from any governmental authority or any other person necessary to enable the Company to carry on its business as now conducted and to own and operate its properties (including leased property) as now owned and operated and all such patents, franchises, permits, licenses, rights, certificates and consents will remain in full force and effect following consummation of the transactions contemplated by this Agreement. Attached hereto as SCHEDULE 3.16 is a true and complete list of all such patents, franchises, permits, licenses, certificates and consents. All such patents, franchises, permits, licenses, certificates and consents will remain in full force and effect following the Merger.

    Q. TITLE TO ASSETS. Except as disclosed on SCHEDULE 3.17 hereto, all of the Company's assets are owned free and clear of all mortgages, liens, security interests, pledges, charges and other encumbrances whatsoever (including, without limitation, profit and revenue sharing agreements). Except as disclosed on SCHEDULE 3.17 hereto, immediately following the Merger the Company's assets will be free and clear of all mortgages, liens, security interests, pledges, charges and other encumbrances whatsoever.

    R. TAXES The Company has at all times since its creation duly made and maintained in effect an "S corporation" election under the Internal Revenue Code of 1986, as amended (the "Code"), and, pursuant to such election, is and has at all times since its creation been, an "S corporation". Without limitation to the foregoing sentence, the Company has no "built in gain" (as such term is used in Section 1374 of the Code). The Company (a) has filed all federal, state and local tax returns required by law in the legally prescribed time and manner, and paid all taxes, assessments and penalties due and payable; (b) has made all payments required by any governmental program of workers' social security or unemployment compensation; (c) has withheld and paid over to the appropriate governmental authority all amounts required by law to be withheld from the wages or salaries of employees; (d) is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing; and (e) has paid or will pay over to the appropriate governmental authority all sales or use taxes referable to the Company's operations due as of the Closing Date, and has made or will make provisions for payment of all such taxes accrued as of such date, but not yet due. There are no claims pending or, to the Knowledge of the Company and the Shareholders, threatened against the Company for past due taxes, nor are there any outstanding waivers or agreements by the Company for the extension of the time for the assessment of any tax. The amounts reserved on the Financials, or disclosed on any Schedule hereto, for accrued but unpaid taxes are sufficient to pay all accrued but unpaid taxes through the Closing Date. The Company has never been audited by any federal, state or local governmental taxing authority and has received no notice of any future such audit, and, to the Knowledge of the Company and the Shareholders, no such audit is pending, planned or threatened. The Company has withheld and paid all amounts with respect to federal, state or local taxes which are required to be made by applicable law.

    S. INSURANCE. Attached hereto as SCHEDULE 3.19 is a true and complete list of all insurance policies in force with respect to the Company's business and assets and the annual premiums payable thereon. The Company is not now, and on the Closing Date will not be, in default in any respect under any such policy, and the Company shall continue such policies in force and effect through the Closing Date.

    T. ACCESS TO RECORDS. Prior to the execution of this Agreement, the Company has made available to Premiere and its representatives for their examination the books and records of the Company, including, without limitation, computer data and records (the "Records"). No changes or additions to the Records have been made from the date the Records were first made available to Premiere and its representatives and nothing which should be set forth in the Records, if prepared in the ordinary course of business, occurred from the date such Records were first made available to Premiere or its representatives, except for such changes, additions or events which have been made or have occurred, as the case may be, in the ordinary course of the business of the Company consistent with the prior practice of the Company or which have otherwise been disclosed in writing to the Company.

    U. SOPHISTICATED INVESTORS; INVESTMENT INTENT. Each Shareholder who is to receive Premiere Class A Stock under this Agreement, by reason of his business and financial experience or together with his investment representative, has sufficient knowledge and experience in financial and business matters to enable him to evaluate the merits and risks of this Agreement and the transactions contemplated by this Agreement and to protect his own interests in connection with this Agreement and the transactions contemplated hereby. Each such Shareholder acknowledges that the Premiere Class A Stock to be received by him has not been registered under the Securities Act of 1933, as amended (the "Securities Act"). Each such Shareholder (i) is taking the shares of Premiere Class A Stock to be received by him for his own account for investment and not with a view to engage in, or for sale in connection with, any offering or distribution thereof and otherwise without a present intent of transferring or otherwise disposing of such shares except in compliance with applicable securities laws; (ii) prior to the execution of this Agreement, has received all information requested concerning the business, operations and financial condition of Premiere in connection with his making an investment decision to acquire the Premiere Class A Stock; and (iii) is an "accredited investor" as defined in Regulation D of the Securities Act.

    V. DISCLOSURE. None of this Agreement or any certificate or other document delivered in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits any statement of material fact necessary to make any statement contained herein or therein, as the case may be, not misleading. Neither the Company nor any Shareholder has actual knowledge that any representation or warranty of Premiere hereunder contains any untrue statement of material fact or omits any statement of material fact necessary to make any statement contained herein or therein not misleading, it being expressly understood that neither the Company nor any Shareholder shall charged with any such actual knowledge on account of any due diligence investigation it or he may have conducted with respect to the transactions contemplated hereby.

    W. NO ACCRUED EMPLOYEE VACATION TIME. No present or former employee of the Company has accrued any unused vacation time, and the Company is not obligated to pay any amount to any such employee with respect thereto.

    X.   MEDIAAMERICA ADVANCE AND OTHER ACCOUNTS PAYABLES; ACCOUNTS
RECEIVABLES.

         1. The amount of the MediaAmerica Advance (defined below) is as of the date hereof $254,243. As used herein, "MediaAmerica Advance shall mean the aggregate remaining amount owed from time to time (including principal and interest) to MAI under that certain Revolving Promissory Note (the "MediaAmerica Note"), dated April 21, 1995.

         2. The Shareholders shall satisfy in a manner consistent with the Company's prior ordinary course of business all of the Company's accounts payable and other liabilities (i) respecting obligations to which the Company was contractually bound to pay prior to Closing, including, without limitation, all employee payroll, bonus and other obligations to Company employees accrued prior to the Closing Date, (ii) for services rendered to the Company prior to Closing, or (iii) for goods purchased, ordered or received by the Company prior to Closing; PROVIDED, HOWEVER, that with respect to the Company's obligation to repay the MediaAmerica Advance, all amounts collected by Premiere from MAI after the Closing with respect to the Sales Representation Agreement dated as of April 1, 1995, as amended, between the Company and MAI, whether in cash or by way of offsets against amounts due by the company to MAI under the Company's Revolving Promissory Note to MAI, dated April 21, 1995, as amended, shall be deemed to be accounts receivable collected by Premier under Section 11.1(b), and to the extent received by Premiere, shall be remitted to the Shareholders at the time and in the manner provided in Section 11.1(b). Premiere shall, promptly upon receipt of statements from MAI with respect to collected Adjusted Gross Receipts, remit true copies thereof to the Shareholders. The Shareholders shall retain the right at any time after the Closing to designate Premiere in writing as the party to collect Gross Receipts derived from any contracts obtained by MAI during the Term (as such term is used in section 7.2 of the Sales Representation Agreement). In such case, all amounts collected by Premiere (less such sums as are due MAI under said section 7.2) shall be treated as collected accounts receivable under Section 11.1(b) and remitted to the Shareholders as provided therein.

         3. The parties hereto understand and agree that ordinary items of income and operating expenses of the Company for the year 1997 (each of which is described in the Schedules hereto) which overlap the Closing Date, including without limitation, payroll obligation for the Company's employees, rent obligations accrued by the Company and pre-paid satellite expenses paid by the Company, shall be prorated as of the Closing Date, with the burdens and benefits attributable to period before the Closing

Date being attributed to the Shareholders, and the burdens and benefits attributable to period on and after the Closing Date being attributed to Premiere, and the parties agree that such prorated amounts shall be calculated on or before March 1, 1997 and settled by appropriate cash payment on that date.

         4. Shareholders jointly and severally agree to promptly pay any amounts payable with respect to severance of any Company employee listed on
Schedule 3.6 as a "Full Time Employee" whose employment is terminated within 60 days after the Closing Date.


                                     ARTICLE IV.
                CONDITIONS PRECEDENT TO PREMIERE'S OBLIGATION TO CLOSE

The obligation of Premiere to consummate the transactions contemplated herein are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

    A.   REPRESENTATIONS, WARRANTIES AND COVENANTS.

         1. All representations and warranties of the Company and the Shareholders shall be, and the Company and each Shareholder shall have executed and delivered Certificates dated the Closing Date certifying that such representations and warranties are, true and complete in all material respects on and as of the Closing Date as if made on and as of that date.

         2. All of the terms, covenants and conditions to be complied with and performed by the Company and the Shareholders on or prior to Closing Date shall have been complied with or performed in all material respects.

         3. The Company shall have obtained all material consents and material waivers described in this Agreement, including Schedules hereto, required to be obtained prior to the Closing; PROVIDED, HOWEVER, that the Shareholders shall continue to use their respective best efforts to obtain each consent and waiver described in this Agreement, including Schedules hereto, which have not been obtained prior to the Closing, and in all events the Shareholders jointly and severally agree to obtain and deliver to Premiere each such consent and waiver by no later than March 1, 1997.

    B. ADVERSE PROCEEDINGS. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto which Premiere in good faith believes would render it unlawful to effect the transactions contemplated by this Agreement in accordance with its terms EXCEPT any suit, action or claim of MediaAmerica Litigation.

    C. NON-COMPETITION AGREEMENT. The Shareholders other than Eric Weiss shall each have executed and delivered the Non-Competition Agreement substantially in the form attached hereto as SCHEDULE 4.4. The Shareholders shall be paid an aggregate of $800,000 for entering into the Non-Competition Agreements. Such amount shall be allocated as follows:

    William Lopatin          $  50,000.00

    Leonard Makowka          $  50,000.00

    Rod West                 $317,037.44

    Blair Garner             $382,962.56


The Non-Competition Agreements of Rod West and Blair Garner shall provide, among other things, that such Shareholders shall hold the titles of "President of the AME Division" and "Chief Creative Officer of the AME Division", respectively, and further provide for the issuance of certain options respecting Premiere Class A Stock, in each case on the terms and conditions provided in such Non-Competition Agreements.


                                      ARTICLE V.
               CONDITIONS PRECEDENT TO THE COMPANY'S AND SHAREHOLDERS'
                                 OBLIGATION TO CLOSE

    The obligations of the Company and the Shareholders to consummate the transactions contemplated herein are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

    A.   REPRESENTATIONS, WARRANTIES AND COVENANTS.

         1. All representations and warranties of Premiere shall be, and Premiere shall have executed and delivered a Certificate dated the Closing Date certifying that such representations and warranties are, true and complete in all material respects on and as of the Closing Date as if made on and as of that date.

         2. All the terms, covenants and conditions to be complied with and performed by Premiere on or prior to the Closing Date shall have been complied with or performed in all material respects.

    B. REGISTRATION RIGHTS AGREEMENT. Premiere and the Shareholders shall have entered into a Registration Rights Agreement, the form of which is attached hereto as SCHEDULE 5.3.

    C. CONSIDERATION. Premiere and Merger Sub shall have tendered the Merger Consideration, subject to the terms and conditions hereof.


                                     ARTICLE VI.

                       DOCUMENTS TO BE DELIVERED AT THE CLOSING

    A. DOCUMENTS TO BE DELIVERED BY THE COMPANY AND THE SHAREHOLDERS. At Closing, the Company and the Shareholders shall deliver to Premiere the following:

         1.   An Agreement of Merger duly executed on behalf of the Company;

         2. Stock certificates representing all the outstanding shares of Company Stock;

         3. Non-Competition Agreements executed by the Shareholders other than Eric Weiss, and each of the Consulting Agreement and the Transaction Agreement, executed by Eric Weiss;

         4. Copies of resolutions of the Board of Directors and shareholders of the Company authorizing the execution and delivery of this Agreement, and the performance by the Company of its obligations hereunder and a certificate of the Secretary of the Company stating that such resolutions are in full force and effect and have not been modified or rescinded as of the Closing Date;

         5. Uniform Commercial Code termination statements terminating any recorded financing statement of Company respecting any factoring or credit facility which Premiere shall have requested, other than the MediaAmerica Note, each executed by the creditor which is beneficiary of such financing statement; PROVIDED, HOWEVER, that the Shareholders shall continue to use their respective best efforts to cooperate after the Closing with Premiere to obtain and file Uniform Commercial Code termination statements terminating any recorded financing statement of Company respecting the MediaAmerica Note;

         6. Termination agreements in form and substance satisfactory to Premiere terminating as of the Closing Date any factoring or credit facility which Premiere shall have requested, other than the MediaAmerica Note, each duly executed and delivered by Company and each creditor thereunder, together with an acknowledgment of each such creditor that amounts are outstanding thereunder; PROVIDED, HOWEVER, that the Shareholders shall continue to use their respective best efforts to cooperate after the Closing with Premiere to obtain and deliver to Premiere an agreement terminating the MediaAmerica Note;

         7. A termination agreement in form and substance satisfactory to Premiere terminating as of the Closing Date any shareholders' agreement among the Shareholders or any of them, duly executed and delivered by each such Shareholder and any other party thereto; and

         8. A certificate signed by the Shareholders stating the aggregate amount, if any, of the MediaAmerica Advance as of the Closing Date;

         9. Agreements, in each case in form and substance reasonably satisfactory to Premiere (A) duly executed and delivered by each of Blair Garner and Rod West amending the employment agreements of each thereof with the Company as of the Closing Date, and consenting to the assumption of such employment agreement at any time on or after the Closing Date by Merger Sub or Premiere, and (B) duly executed and delivered by Eric Weiss terminating any employment agreement of Eric Weiss with the Company as of the Closing Date, and waiving any and all benefits under such employment agreement;

         10. Duly executed letters of resignation of each officer and director of the Company, each effective as of the Closing Date.

    B. DOCUMENTS TO BE DELIVERED BY PREMIERE. At the Closing, Premiere shall deliver to the Shareholders the following:

         1.   An Agreement of Merger duly executed on behalf of Merger Sub;

         2. An aggregate of Three Million Nine Hundred Thousand Dollars ($3,900,000) LESS an amount equal to the MediaAmerica Advance balance as of the Closing date, in cash (which cash consideration includes $800,000 allocated to the Non-Competition Agreements) and certificates representing 400,000 shares of Premiere Class A Stock issued in the names of the Shareholders as provided in
Schedule 6.2; PROVIDED that the parties hereto agree that the withheld amount equal to the MediaAmerica Advance balance shall be deemed delivered to the Shareholders notwithstanding Premiere's retention thereof;

         3. The Registration Rights Agreement duly executed on behalf of Premiere;

         4. Resolutions of the Board of Directors of Premiere (or the Executive Committee thereof) authorizing the execution and delivery of this Agreement and the performance by Premiere of its obligations hereunder and a certificate of the Secretary or an Assistant Secretary of Premiere stating that such resolutions are in full force and effect and have not been modified or rescinded as of the Closing Date;

         5. Resolutions of the Board of Directors and Shareholder of Merger Sub authorizing the Merger and a certificate of the Secretary or an Assistant Secretary of Merger Sub stating that such resolutions are in full force and effect and have not been modified or rescinded as of the Closing Date; and

         6. each of the Consulting Agreement and the Transaction Agreement, executed by Premiere.


                                     ARTICLE VII.
                                  FEES AND EXPENSES

    A. EXPENSES. Each party hereto other than the Company shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement. All costs and expenses incurred by the Company in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement shall be paid by the Shareholders.


                                    ARTICLE VIII.
                                   INDEMNIFICATION

    A. INDEMNIFICATION BY THE SHAREHOLDERS. The Shareholders shall jointly and severally indemnify, defend and hold Premiere harmless from and against and with respect to, and shall reimburse Premiere for the following (collectively, the "Shareholder Indemnified Liabilities"):

         1. any and all losses, liabilities, or damages resulting from any misrepresentation, breach or failure of any warranty or the non-fulfillment of any agreement, covenant or undertaking on the part of the Company or the Shareholders appearing herein; PROVIDED, that nothing appearing in this Section 8.1(a) shall be construed to create any liability of any Shareholder for breach of or misrepresentation in any agreement (including any agreement appearing as a Exhibit hereto) other than this Agreement;

         2. any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; and

         (c) any losses, liabilities, or damages resulting from any claim or cause of action brought by Jeff Svenninsen or JRS & Associates arising out of or relating to facts occurring prior to the Closing Date (collectively, "JRS Litigation");

PROVIDED, HOWEVER, that, except for Unrestricted Liabilities (as defined in Section 8.4 below), no Shareholder shall have any obligations under this Section
8.1 with respect to any Shareholder Indemnified Liabilities of which such Shareholder shall not receive notice on or prior to July 31, 1998 specifying with reasonable particularity the nature of such Shareholder Indemnified Liabilities to the extent then known by Premiere. For the avoidance of doubt, the parties hereto have agreed that there is no basis on which JRS Litigation may be sustained, but have provided therefor in this Section 8.1 and elsewhere in this Agreement solely as a precautionary measure.

    B. INDEMNIFICATION BY PREMIERE. Premiere shall indemnify, defend and hold the Shareholders harmless from and against and with respect to, and shall reimburse the Shareholders for the following (collectively, the "Premiere Indemnified Liabilities"):

         1. any and all losses, liabilities or damages resulting from (i) any misrepresentation, breach or failure of any warranty or the non-fulfillment of any agreement, covenant or undertaking on the part of Premiere appearing herein or (ii) the MediaAmerica Litigation (if any);

         2. any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; and

         3. amounts actually paid after the Closing Date by any Shareholder under a guaranty made by such Shareholder of obligations of the Company disclosed in Schedule 3.11 hereof as obligations guaranteed by such Shareholder;

PROVIDED, HOWEVER, that (i) Premiere shall not be required under Section 8.2(c) or any other provision of this Agreement or law to indemnify or reimburse any Shareholder for amounts paid or payable with respect to obligations or guaranties not disclosed in Schedule 3.11; (ii) Premiere shall not be required under any provision of this Agreement or law to indemnify or reimburse any Shareholder for any losses, liabilities, damages or other amounts arising out of or relating to the MediaAmerica Litigation (if any) if the information provided to Premiere by the Company and the Shareholders respecting the Company's relationship and dealings with MAI, taken as a whole, contains any untrue statement of material fact or omits any statement of material fact necessary to make any statement contained therein not misleading; and (iii) Premiere shall have no obligations under this Section 8.2 with respect to any Premiere Indemnified Liabilities of which Premiere shall not receive notice on or prior to July 31, 1998 specifying with reasonable particularity the nature of such Premiere Indemnified Liabilities to the extent then known by the Shareholders or any of them.

    C. RIGHT TO DEFEND, ETC. If the facts giving rise to any indemnification under this Article 8 shall involve any claim or demand by any person against any of the indemnified parties relating to the Shareholder Indemnified Liabilities or the Premiere Indemnified Liabilities (an "Indemnified Claim"), the indemnifying party shall be entitled to notice of such Indemnified Claim. If the indemnified party shall fail to provide the indemnifying party with notice of such Indemnified Claim prior to the time by which the interests of the indemnifying party would be materially prejudiced as a result of its failure to have received such notice, the amount of any indemnification to be paid to such indemnified party with respect to such Indemnified Claim shall be reduced by the amount of any loss actually sustained by the indemnifying party as a result of such prejudice.

    The indemnifying party shall be entitled (without prejudice to the right of the indemnified party to participate at its own expense through counsel of its own choosing in the defense or prosecution of such Indemnified Claim; PROVIDED that such participation shall not affect the right of the indemnifying party to control such defense or prosecution on behalf of the indemnified party) to defend or prosecute such Indemnified Claim at its or their expense and through counsel reasonably satisfactory to the indemnified party.

    At any time following written notice from the indemnified party of an Indemnified Claim, the indemnifying party may assume the defense or prosecution of such Indemnified Claim by providing a written undertaking of their agreement to assume the defense or prosecution of such Indemnified Claim at their sole cost and expense in accordance with this Agreement; PROVIDED, HOWEVER, that any indemnified party may defend or prosecute such Indemnified Claim with reputable attorneys of its own choosing until it shall have received the foregoing notice from the indemnifying party; PROVIDED, FURTHER, that if the defendants in any action shall include the indemnifying party and the indemnified party, and any such indemnified party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest which under the Rules of Professional Conduct of the California Bar Association would prohibit the representation because of the availability of different or additional defenses to any such indemnified party, such indemnified party shall have the right to select separate counsel reasonably acceptable to the indemnifying party to participate in the defense of such Indemnified Claim on its behalf, at the expense of the indemnifying party, it being understood, however that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys at any time for such indemnified party. The indemnified party shall cooperate fully in the defense of any Indemnified Claim hereunder and shall make available to the party assuming such defense pertinent information (as determined through consultation with attorneys for the indemnified party) under such indemnified party's control relating thereto, but shall be entitled to be reimbursed for all costs and expenses incurred by the indemnified party in connection therewith.

    D. LIMITATION ON LIABILITY OF THE SHAREHOLDERS. Notwithstanding anything contained in this Agreement to the contrary, the Shareholders shall not be obligated to Premiere for any Shareholders Indemnified Liabilities, or for any other liability of any kind arising under this Agreement, whether by indemnity or otherwise, (i) until such time as the total sum of all such liabilities shall exceed $150,000 and only then to the extent of amounts in excess of $75,000, and
(a) the maximum amount which the Shareholders shall be obligated to Premiere for any and all such liabilities shall not exceed $1,500,000; PROVIDED, HOWEVER, that the limitations of this Section 8.4 shall not apply to any Shareholder Indemnified Liabilities arising out of or relating to any claim (I) by any former or present employee of the Company or constituting JRS Litigation, (II) by any third party relating to any asserted interest in the Company, any of its stock or any participation in the profits of the Company or any of its programs or businesses, and (III) for repayment of the MediaAmerica Advance or for ordinary payables and expenses of the Company required to be paid pursuant to the terms of Article 11 hereof (such Shareholder Indemnified Liabilities described under clauses (I), (II) and (III) being referred to herein as the "Unrestricted Liabilities"). Following the Merger, the Shareholders shall not be entitled to reimbursement or contribution from the Company for any Shareholder Indemnified Liabilities or other amounts owed to Premiere.

    E. RIGHT TO SETTLE OR COMPROMISE CLAIMS. No indemnifying party will, without the prior written consent of the indemnified party, settle or compromise any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought under this Section 8, unless such settlement or compromise includes a full and unconditional release of each such indemnified party from all liability arising out of such claim, action, suit or proceeding, reasonably satisfactory in form and substance to such indemnified party. No indemnified party will, without the prior written consent of the indemnifying party, settle or compromise any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought under this Section 8.

    F. SUBROGATION. If any indemnified party receives payment or other indemnification with respect to any claim or demand by any third person against an indemnified party, the indemnifying party shall be subrogated to the extent of such payment or indemnification to all rights in respect of the subject matter of such claim to which the indemnified party may be entitled, to institute appropriate action for the recovery thereof, and the indemnified party agrees to provided reasonable levels of assistance and cooperation to such subrogated party, in enforcing such rights.


                                     ARTICLE IX.
                        PREMIERE CLASS A STOCK PRICE GUARANTEE

    A.   PRICE GUARANTEE.

         1. Except as provided in Section 9.1(b), in the event that the fair market value of the Premiere Class A Stock on the first anniversary of the Closing Date shall be less than $16.00 per share Premiere shall pay the Shareholders an amount per share of Premiere Class A Stock equal to the difference between $16.00 and the fair market value of the Premiere Class A Stock determined as of the first anniversary of the Closing. Such amount may, at the option of Premiere, be paid in cash or in additional shares of Premiere Class A Stock having aggregate fair market value equal to the amount required to be paid by Premiere.

         2. In the event that prior to the first anniversary of the Closing Date a person or group of persons shall acquire equity securities of Premiere representing more than 50% of the voting power of Premiere and as a consequence thereof, any Shareholder shall be obligated to and shall sell or exchange such Shareholder's Premiere Class A Stock obtained as consideration hereunder (a "Sale Event"), Premiere shall pay such Shareholder an amount per share of such Premiere Class A Stock equal to the difference between the Target Price (as defined herein) thereof and the value of the consideration obtained for such Premiere Series A Stock on the date of the sale or exchange thereof. Following such payment Premiere shall not be obligated to make any further payments to such Shareholder pursuant to this Article 9 with respect to such Premiere Series A Stock.

         3. For purposes of Section 9.1(b), the Target Price shall be an amount equal to the sum of (i) the product of $1.00 times the number of calendar days between the Closing Date and the date of the Sale Event divided by 365 plus
(ii) $15.00.

         4. During each calendar month prior to the first anniversary of the Closing Date, Premiere shall (i) reserve a number of shares of authorized and unissued Premiere Class A Stock and (ii) maintain cash reserves or availability under a credit facility, so that at all times during such month the sum of the aggregate Adjusted Fair Market Value (defined below) of the Premiere Class A Stock reserved under clause (i) and the cash reserves and credit availability maintained under clause (ii) is at least equal to the amount which Premiere would be required to pay under Section 9.1(a) and (b), as appropriate, hereof assuming (A) payment were required pursuant to Section 9.1(a) and (b), as appropriate, as of the first day of such month and (B) the fair market value of the Premiere Class A Stock were then its Adjusted

Fair Market Value. At any time the election of and allocation between the alternatives described under clauses (i) and (ii) above shall be made by Premiere in its sole discretion.

    B.   FAIR MARKET VALUE; ADJUSTED FAIR MARKET VALUE.

         1. For purposes of this Article 9, the fair market value of a share of Premiere Class A Stock as of any date of determination (the "Valuation Date") shall be equal to (i) the average of the last reported sale price of Premiere Class A Stock as shown on NASDAQ National Market System for the 10 trading days next preceding the Valuation Date, or (ii) if Premiere Series A Stock is not then listed on NASDAQ National Market System, the average of the closing bid and asked quotations on the NASDAQ Automated Quotation System for the 10 trading days next preceding the Valuation Date, or (iii) if the Premiere Series A Stock is not then listed on the NASDAQ Automated Quotation System or the NASDAQ National Market System, such average of the bid and asked quotations or closing price on the system or exchange on which the Premiere Series A Stock is then listed for the 10 trading days next preceding the Valuation Date. Notwithstanding the foregoing, if the fair market as determined in this Section
9.2 shall be less than $7.00 per share, the fair market value for purposes of this Article shall be $7.00 per share.

         2. For purposes of this Article 9, "Adjusted Fair Market Value" of any share of Premiere Class A Stock means, during any calendar month, the excess over $4.00 of the following: (i) the last reported sale price of Premiere Class A Stock as shown on the NASDAQ National Market System on or before the final trading day in the calendar month immediately preceding such calendar month, or
(ii) if Premiere Series A Stock is not then listed on NASDAQ National Market System, the average of the last closing bid and last asked quotation on the NASDAQ Automated Quotation System on or before the final trading day in the calendar month immediately preceding such calendar month, or (iii) if the Premiere Series A Stock is not then listed on the NASDAQ Automated Quotation System or the NASDAQ National Market System, such average of the last bid and last asked quotations or last closing price on the system or exchange on which the Premiere Series A Stock is then listed on or before the final trading day in the calendar month immediately preceding such calendar month.

    C.   LIMITATIONS


         1. Premiere shall not be required to pay any amounts pursuant to this Article 9 with respect to any Premiere Class A Stock sold by any Shareholder prior to the date amounts would be required to be paid under this
Article 9, including, without limitation, pursuant to the Registration Rights Agreement EXCEPT any Premiere Class A Stock sold by any Shareholder to an assignee permitted under Section 11.5(b)(ii).

         2. In no event shall Premiere be obligated to pay the Shareholders pursuant to this Article 9 for any shares not issued as Merger Consideration pursuant to Section 1.2 of this Agreement.

         3. In the event (i) the Premiere Class A Stock shall be changed into or exchanged for other securities of Premiere, (ii) additional securities of Premiere shall be issued in respect of the Premiere Class A Stock, or (iii) Premiere shall pay dividends on the Premiere Class A Stock the amounts "$1.00",

$4.00", "$15.00" and "$16.00" appearing in this Article 9 above shall be correspondingly and equitably adjusted.

    D.   SETOFF.

         1. Premiere shall have the option of setting off all or any part of any amount which Premiere finds in good faith to be payable by any Shareholder hereunder (by way of indemnification, damages or otherwise) against amounts payable to such Shareholder by Premiere under this Article 9. Premiere shall notify any such Shareholder at the time such setoff is effected as to such setoff, and as to whether Premiere has elected to effect such setoff in cash or Premiere Class A Stock.

         2. If such setoff is effected in cash, and at any time subsequent to such setoff, the amount against which such setoff was taken is found not to have been payable to Premiere by a court or referee in accordance with the terms hereof, Premiere shall pay the amount withheld together with interest on such amount at an annual rate of 7 per cent from the date such amount would otherwise have been payable by Premiere, and Premiere shall have no further obligations or liabilities with respect to such setoff.

         3. If such setoff is effected in Premiere Class A Stock, then, (i) such setoff shall be deemed to be in an amount equal to the fair market value of the Premiere Class A Stock determined under Section 9.2(a) as of the date such Premiere Class A Stock would otherwise have been issuable to such Shareholder, and (ii) until such time as a court or arbitrator shall have determined in accordance with the terms hereof whether the amount against which such setoff was taken was payable to Premiere, such Shareholder shall retain the rights of registration and sale under paragraphs 3 and 4 of the Registration Rights Agreement, with respect to the withheld Premiere Class A Stock as if it had been issued to such Shareholder and constituted Registrable Stock; PROVIDED, HOWEVER, that the proceeds of any sale of such Premiere Class A Stock shall be held by Premiere for its own account, without any obligation of Premiere to segregate such funds, subject to the provisions of Section 9.4(d) below.

         4. If any Premiere Class A Stock with which any such setoff is effected is sold in an offering as contemplated by Section 9.4(c) above, and at any time subsequent to such sale the amount against which such setoff was taken is found not to have been payable to Premiere by a court or arbitrator in accordance with the terms hereof, Premiere shall pay to such Shareholder the amount of proceeds received in such sale plus interest on the amount of such proceeds at an annual rate of 7 per cent from the date of such sale, and Premiere shall have no further obligations or liabilities with respect to such setoff.

         5. If any Premiere Class A Stock with which any such setoff is effected remains unsold at any time the amount against which such setoff was taken is found not to have been payable to Premiere by a court or arbitrator in accordance with the terms hereof, such Premiere Class A Stock shall be issued to such Shareholder without interest, and Premiere shall have no further obligations or liabilities with respect to such setoff, it being understood that any appreciation in such Premiere Class A Stock shall be for the account of such Shareholder.

                                      ARTICLE X.
                               TERMINATION OF AGREEMENT

    A. EVENTS OF TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

              (i) by the mutual consent of the Shareholders, the Company and Premiere;

              (ii) by Premiere, if any Shareholder or the Company breaches in any material respect any of their representations, warranties, covenants or agreements contained in this Agreement;

              (iii) by the Company and the Shareholders, if Premiere breaches in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement;

              (iv) by Premiere, any Shareholder or the Company, if any of the conditions to Closing is not fulfilled (or waived by the party for whose benefit the conditions exist) on or prior to the Closing Date; or

              (v) by either Premiere or the Company, if the Closing has not occurred on or prior to January 31, 1997.

    B. EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to any provision contained herein expressly giving such party the right to terminate this Agreement, this Agreement (including, without limitation, Section 11.4) shall forthwith terminate and have no further effect, and neither party shall have any further obligation or liability. Notwithstanding the foregoing, the termination of this Agreement pursuant to any provision hereof shall not relieve any party of any liability for a breach of any representation or warranty, or nonperformance of any covenant or obligation hereunder, and any such termination shall not be deemed to be a waiver of any available remedy for any such breach or nonperformance.


                                     ARTICLE XI.
                                   OTHER PROVISIONS

    A.   PRE-CLOSING TRANSACTIONS.

         1. On or before the Closing, the Shareholders shall cause the Company to satisfy its obligations to Messrs. Lopatin and Makowka for a shareholder loan with an approximate balance of $1,314,000 as of the date hereof.

         2. Immediately prior to the Closing the Company shall assign to the Shareholders all accounts receivables relating to obligations of the Company fully performed prior to the Closing Date, it being understood that receivables relating to programs broadcast prior to the Closing Date shall be considered to relate to fully performed obligations; provided, however, notwithstanding the foregoing, the account debtors with respect to each such account receivable shall continue to send payments to the Company (or its successor), and Premiere shall on a monthly basis cause amounts received with respect to such receivables to be forwarded to the Shareholders, by deposit into the Shareholders Account, together with an accounting therefor; PROVIDED, HOWEVER, that at any time after any such account receivable shall become more than 30 days past due, the Shareholders may take such steps as they deem appropriate in their reasonable discretion to collect such account receivable;

         3. Immediately prior to the Closing the Company may declare and pay a dividend, or distribute to its Shareholders, an aggregate amount not to exceed cash on hand on the Closing; PROVIDED, HOWEVER, that after giving effect to any such dividend or distribution the Company shall in all events maintain cash on hand at least equal to the amount of the MediaAmerica Advance outstanding as of the Closing.

         4. All taxes payable by any Shareholder as a result of any of the transactions described in (a) through (d) above or Section 3.24 shall be for the sole account of such Shareholder; PROVIDED, HOWEVER, anything to the contrary appearing in this Section 11.1 notwithstanding, the Shareholders shall jointly and severally indemnify and hold harmless the Company and Premiere from and against any liability to pay any such tax.

    B. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties contained herein shall survive until July 31, 1998 and no claim may be made for any breach after such date. Notwithstanding the foregoing, (i) in the event of any claim by the Shareholders against Premiere under this Agreement, Premiere may use as an affirmative defense against such claims any claim against the Shareholders specifically relating to the subject matter of the claim by the Shareholders which would have been barred through the application of Section 8.1 or this Section 11.2, (ii) in the event of any claim by Premiere against any Shareholder under this Agreement, such Shareholder may use as an affirmative defense against such claims any claim such Shareholder may have against Premiere specifically relating to the subject matter of the claim by Premiere which would have been barred by application of Section 8.2 or this
Section 11.2, and (Iii) nothing appearing in this Section 11.2 shall constitute or be construed as a defense to, or otherwise limit any Shareholder's obligations or liability with respect to, any Unrestricted Liabilities, regardless of whether such Unrestricted Liabilities arise by way of any claim for breach of representation, indemnity, damages or otherwise.

    C. ACCESS TO INFORMATION. From the date hereof through the Closing Date, the Company shall provide Premiere and its representatives with reasonable access to all records and information relating to the Company and its business and will permit such persons to have access to all of the properties and records of the Company during reasonable business hours in order that Premiere may have full opportunity to make such investigations as it shall desire of the affairs of the Company.

    D. NO SOLICITATION. Prior to the Closing, the Company and the Shareholders will not authorize or permit any of their representatives to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Company or permitting access to the assets or properties and books and records of the Company) any offer or inquiry from any person concerning any business combination involving the Company or a purchase of securities or assets of the Company. If the Company or a Shareholder (or any person acting for or on their behalf) receives from any person any offer, inquiry or informational request referred to above, the Company or the Shareholder, as applicable, shall promptly advise such person, by written notice, of the terms of this Section and will promptly, orally and in writing, advise Premiere of such offer, inquiry or request and delivery of a copy of such notice to Premiere.

    E. BENEFITS AND ASSIGNMENT. This agreement shall be binding upon and shall incur to the benefit of the parties hereto and their respective successors and assigns. Neither Premiere, the Company nor the Shareholders may assign this Agreement without the prior written consent of the other parties hereto EXCEPT THAT (i) Premiere may assign its rights under this Agreement to another entity under common control with Premiere (including Merger Sub) without the consent of the Company and (ii) any Shareholder may assign all or a portion of such Shareholder's rights (but not obligations) hereunder after the Closing Date to such Shareholder's wife or children (or inter vivos trust for the benefit thereof), heirs or legatees, PROVIDED, in each case, that such assignee shall execute and deliver an assumption agreement jointly and severally assuming the obligations of "Shareholders" under Article 8 hereof up to a maximum of the fair market value of the rights and interests assigned, which assumption shall not release such assigning Shareholder from any obligations under this Agreement.

    F. ENTIRE AGREEMENT. This Agreement and the exhibits and schedules hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

    G. ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the Agreement, and to satisfy all of the conditions to the Closing to be satisfied by such waivers, consents and approvals from all applicable governmental entities and third parties, and effecting all necessary registrations and filings. Each of the parties hereto agrees not to take any action or fail to take any action that would be likely to cause any representation or warranty contained in this Agreement to cease to be true or accurate or that would be reasonably likely to prevent the performance of any covenant or the satisfaction of an condition contained in this Agreement.

    H. FURTHER ACTIONS. Each of the parties hereto agrees that he or it will, at any time, and from time to time, either before or after the Closing Date, upon the request of the appropriate party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds , assignments, transfers, conveyances, powers of attorney and assurances as may be required to complete the transactions contemplated by this Agreement.

    I. CHOICE OF LAW. The construction and performance of this Agreement shall be governed by the laws of the State of California, without regard to its principles of conflict of law.

    J. DISPUTE RESOLUTION. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by the appointment of a retired judge of the Superior or Appellate courts of California who shall act pursuant to Section 638(1) of the California Code of Civil Procedure "to try any and all of the issues in an action or proceeding, whether of fact or of law, and to report a state of decision thereon." The parties stipulate to the use of the reference procedure and agree that the Superior Court of Los Angeles County of the State of California may issue such orders as are necessary to implement the parties' intent that any such controversy or claim shall be resolved through the use of the reference procedure. THE PARTIES EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY CONTROVERSY OR CLAIM ARISING OUT OF THIS AGREEMENT OR THE BREACH HEREOF.

         1. The parties shall be entitled to discovery as provided in the California Code of Civil Procedure. However, the referee may regulate the extent and scope of such discovery based upon the nature of the controversy, the amounts involved and the expected benefits from any discovery.

         2. If the parties are unable to agree on the appointment of a retired judge to serve as a referee, then the court shall appoint a retired judge to act as the referee.

         3. The referee shall apply applicable substantive law and the rules of evidence set forth in the California Evidence Code and applicable case authority. The parties shall not be required to file formal pleadings and shall take other steps as may be appropriate and necessary to assure that any controversy be resolved as efficiently and expeditiously as possible.

         4. The decision reached by the referee shall be entered as a judgment of the Superior Court appointing the referee and such decision shall be fully appealable.

         5. All fees and expenses of the referee shall be initially borne on a pro rata basis by the parties, but shall be recoverable by the prevailing party. All fees and expenses of counsel to each party shall be initially borne by such party, but the referee shall have the power to order that reasonable fees and reasonable expenses of counsel be recovered by the prevailing party.

    K. NOTICES. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, addressed to the following addresses, or to such other address as any party may request,

         To Premiere:

              Premiere Radio Networks, Inc.
              15260 Ventura Boulevard
              Fifth Floor
              Sherman Oaks, CA 91403-5339
              Attention:     Stephen C. Lehman
              Fax No.:  818-377-5333

         Copy to:

              Premiere Radio Networks, Inc.
              15260 Ventura Boulevard
              Fifth Floor
              Sherman Oaks, CA 91403-5339
              Attention:  Harold Wrobel, Esq.
              Fax No.:  818-377-5333

                   and

              Christensen, Miller, Fink, Jacobs,
                 Glaser, Weil & Shapiro, LLP
              2121 Avenue of the Stars
              Eighteenth Floor
              Los Angeles, CA 90067-5110
              Attention:  Gary N. Jacobs, Esq.
              Fax No.:  310-556-2920

         To the Company:

              AME Radio Networks, Inc.
              3575 Cahuenga Boulevard West
              Suite 500
              Los Angeles, CA 90068
              Attention:  Eric Weiss, Esq.
              Fax No.:  310-459-2489

         To Rod West, Blair Garner or Eric Weiss:

              c/o AME Radio Networks, Inc.
              3575 Cahuenga Boulevard West
              Suite 500
              Los Angeles, CA 90068
              Attention:  Eric Weiss, Esq.
              Fax No.:  310-459-2489

         Copy to:

              Carol Perrin, Esq.
              6300 Wilshire Boulevard
              Suite 1850
              Los Angeles, California 90043
              Fax No.:  213-651-1498

         To William Lopatin:

              511 Alpine Street
              Beverly Hills, California  90069

         To:  Leonard Makowka:

              353 South Las Palmas Avenue
              Los Angeles, California  90020

         cc:  Bloom, Hergott, Cook & Diemer
              150 South Rodeo Drive
              3rd Floor
              Beverly Hills, California  90212
              Lawrence Greaves, Esq.

and shall be deemed to have been duly delivered and received (i) on the date of personal delivery, (ii) on the date of a signed receipt, if sent by an overnight delivery service, but only if sent in the same manner to all persons entitled to receive notice or a copy, or (iii) when sent, if sent by confirmed facsimile to the facsimile number provided herein.

    L. COUNTERPARTS. This Agreement may be executed in one or more counterparts, including by facsimile, each of which will be deemed an original and all of which together will constitute one and the same instrument.

    M. SHAREHOLDER CONSENT. Each Shareholder, by virtue of their execution hereof, hereby consents to the Merger. This Agreement shall constitute the actions of the shareholders of the Company taken without a meeting pursuant to
Section 603 of the GCL and shall be filed in the minute book of the Company.

    N. TAX TREATMENT OF MERGER. Each of the parties hereto shall treat the Merger as a reorganization governed by Section 368(a)(1)(A) of the Code.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

AFTER MIDNITE                          PREMIERE RADIO
ENTERTAINMENT, INC.                    NETWORKS, INC.


By:/s/ Rod West                        By:/s/ Stephen C. Lehman
   ---------------------------            ---------------------------
    Name:  Rod West                         Stephen C. Lehman
         --------------------
    Title: President
          -------------------

/s/ William Lopatin
------------------------------
    William Lopatin


/s/ Leonard Makowka
------------------------------
    Leonard Makowka


/s/ Rod West
------------------------------
    Rod West


/s/ Blair Garner
------------------------------
    Blair Garner


/s/ Eric Weiss
------------------------------
    Eric Weiss